Exhibit 10.16

SECUREWORKS CORP.

INCENTIVE BONUS PLAN

SecureWorks Corp., a Delaware corporation, adopts this SecureWorks Corp. Incentive Bonus Plan for the purpose of rewarding team members for helping the Company meet or exceed its pre-defined performance goals, for delivering strong individual performance over the course of our fiscal year, and for acting in a manner consistent with the mission and values of the Company. This Plan shall first be effective for the Company’s 2016 fiscal year.

1.	Definitions

As used herein, the following terms shall have the respective meanings indicated:

“Board” shall mean the Board of Directors of the Company.

“Bonus Pool” shall mean the maximum aggregate amount of Incentive Bonuses for a Plan Year that may be paid to all Eligible Employees.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations, rulings, and guidance promulgated under such Code Section.

“Committee” shall mean the Compensation Committee of the Board.

“Company” shall mean SecureWorks Corp., a Delaware corporation, and any successor thereto.

“Corporate Performance Modifier” shall mean a percentage modifier based on the Company’s or a business unit’s performance against the pre-established objective financial and/or non-financial metrics and strategic goals as determined by the Committee on an annual basis in consultation with the Company’s Chief Executive Officer.

“Eligible Earnings” shall mean, with respect to an Eligible Employee, such Eligible Employee’s earnings that the Committee determines shall form the basis for an Incentive Bonus, consistent with each country’s respective legal and practical requirements. The Committee may determine inclusions and exclusions from Eligible Earnings to apply to groups of employees on a country-wide or business unit/organizational basis as the Committee deems necessary or appropriate.

“Eligible Employee” shall mean each employee of the Company or any of its subsidiaries or affiliates that the Committee determines, in its discretion, is eligible to participate in the Plan. The Committee may exclude groups of employees due to job function or on a country-wide or business unit/organizational basis as the Committee deems necessary or appropriate.

“Executive Officer” shall mean an executive officer of the Company, as designated from time to time by the Board.

“Individual Performance Modifier” shall mean a percentage modifier, not to exceed 150%, based on an Eligible Employee’s achievement of (1) the goals and objectives assigned by the Eligible Employee’s manager and (2) such performance objectives and expectations established by the Committee. An Individual Performance Modifier may be measured on an absolute basis or in relation to other employees. Failure to meet performance objectives, including, without limitation, failure to complete annual compliance training requirements may result in an Individual Performance Modifier of 0%.

“Incentive Bonus” shall mean, with respect to an Eligible Employee, the annual bonus amount payable under the Plan, as determined in accordance with Section 3.

“Incentive Target” shall mean, for each Eligible Employee, a pre-determined percentage of Eligible Earnings.

“Plan” shall mean this SecureWorks Corp. Incentive Bonus Plan, as it may be amended from time to time.

“Plan Year” shall mean the Company’s fiscal year performance period.

2.	Eligibility

Eligibility under this Plan is limited to Eligible Employees designated by the Committee in its sole and absolute discretion. No employee is an Eligible Employee until such designation.

Because employee retention is an important objective of this Plan, an Eligible Employee who separates from employment prior to the end of the Plan Year will not receive an Incentive Bonus under this Plan unless designated by the Committee. Any Incentive Bonus amounts, payable to Eligible Employees who are both U.S. persons and who perform services in the United States, that are not paid as a result of a termination of employment prior to final payment of all individual awards will be returned to the overall Bonus Pool and redistributed to remaining U.S. Eligible Employees to the extent necessary to meet any minimum bonus commitment established before the end of the Plan Year.

3.	Incentive Bonus Calculation

(a) Subject to the Bonus Pool and subject to Section 3(b) and Section 3(c), an Eligible Employee will receive an Incentive Bonus calculated as the product of (i) Eligible Earnings, multiplied by (ii) Incentive Target, multiplied by (iii) Corporate Performance Modifier, multiplied by (iv) Individual Performance Modifier.

(b) Subject to the provisions of applicable law, the Committee shall have complete and absolute authority and discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Employee (including a reduction in such amount to zero) for any reasons that the Committee shall deem appropriate.

(c) Notwithstanding anything to the contrary in this Section 3, in no event may an Eligible Employee’s Incentive Bonus exceed the maximum amount that may be paid as an annual incentive award in a calendar year under the SecureWorks Corp. 2016 Long-Term Incentive Plan, as it may be amended from time to time, or its successor.

4.	Incentive Bonus Terms and Conditions

Incentive Bonuses will be subject to such additional terms, provisions, and conditions that the Committee determines are appropriate. Such terms, provisions, and conditions may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Eligible Employee through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Incentive Bonus, each Eligible Employee must accept and agree to such terms, provisions, and conditions in such a manner as the Committee may prescribe.

5.	Payment of Incentive Bonuses

Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, provided that Incentive Bonus payments will be paid no later than the fifteenth (15th) day of the third (3rd) month of the Plan Year following the end of the Plan Year for which the Incentive Bonuses were earned.

6.	General Provisions

6.1 Taxes. The Company shall have the right to withhold, or require an Eligible Employee to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local, or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

6.2 Inapplicability in Certain Jurisdictions. The Plan will not be available to employees who are subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Committee.

6.3 No Right to Incentive Bonus or Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an employee of the Company or any subsidiary or affiliate of the Company. The Plan and any individual Incentive Bonus is offered as a gratuitous award at the sole discretion of the Company. The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’s rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.

Except as explicitly provided by law, the Incentive Bonuses shall not become a part of any employment condition, regular salary, remuneration package, contract, or agreement but shall remain gratuitous in all respects. Incentive Bonuses are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.

6.4 Plan Subject to Change. Except as explicitly provided by applicable law, this Plan is provided at the Company’s sole discretion, and the Board or the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason, except that, to the extent a minimum U.S. Bonus Pool commitment is established before the end of the Plan Year, the Committee does not have authority to modify or terminate that commitment. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

6.5 Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Employee’s rights to payment under the Plan shall be limited to those of an unsecured general creditor of the Company.

6.6 Compliance with Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and administered accordingly. This Plan is intended to be excluded from coverage under Section 409A of the Code pursuant to the “short-term deferral exception” under Section 1.409A-1(b)(4) of the Treasury Regulations. If any provision of this Plan would otherwise conflict with this intent, the Company may amend the Plan to the extent necessary to comply with Section 409A of the Code.

6.7 Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, or other disposition.

6.8 Limitation on Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan. Notwithstanding any provision of the Plan to the contrary, neither the Company, a subsidiary, an affiliate, the Board, the Committee, nor any person acting on behalf of the Company, a subsidiary, an affiliate, the Board, or the Committee will be liable to any person, including without limitation for any acceleration of income or any tax (including any interest and penalties), by reason of the failure of an Incentive Bonus to satisfy the requirements of Sections 162(m) or 409A of the Code or by reason of Section 4999 of the Code or for any reason otherwise asserted with respect to the Incentive Bonus; provided, however, that this Section 6.8 shall not affect any of the rights or obligations set forth in a written contract or other written commitment between the Company, a subsidiary, or an affiliate and an Eligible Employee.

7.	Administration

7.1 General Administrative Powers. The general administration of the Plan and the duty to carry out its provisions shall be vested in the Committee. The Committee shall have the power to make reasonable rules and regulations required in the administration of the Plan; to make all determinations necessary for the Plan’s administration; to construe and interpret the Plan wherever necessary to carry out its intent and purpose; and to facilitate its administration. The Committee shall have the exclusive right to determine eligibility for coverage and benefits under the Plan, and the Committee’s good faith interpretation of the Plan shall be final, binding, and conclusive on all persons. Any dispute as to eligibility, type, amount, timing, or duration of benefits under the Plan or any amendment or modification thereof shall be resolved by the Committee, in its sole and absolute discretion, under and pursuant to the Plan, and its decision of the dispute shall be final, binding, and conclusive on all parties to the dispute.

Any claims for payments under the Plan or any other matter relating to the Plan must be presented in writing to the Committee within sixty (60) days after the event that is the subject of the claim. The Committee will then provide a response within sixty (60) days, which shall be final, binding, and conclusive.

7.2 Delegation. The Committee may delegate any or all of its authority and responsibilities with respect to the Plan, on such terms and conditions as it considers appropriate, to the members of the Company’s management as it may determine; provided, however, that determinations and decisions regarding the Plan impacting Executive Officers may not be delegated and shall be made by the Committee. All references to “Committee” herein shall include those persons to whom the Committee has properly delegated authority and responsibility pursuant to this subsection.

8.	Governing Law

The validity, interpretation, and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed in its name and on its behalf by a duly authorized officer.

SECUREWORKS CORP.

By:

Name:

Title: